                                                                    Exhibit 99.1


Dennis E. Valentine                           The Investor Relations Group
Chief Financial Officer                       Kathryn McNeil/Dian Griesel, Ph.D.
Phone: 760-602-3292                           Phone: 212-825-3210

FOR IMMEDIATE RELEASE


              JMAR TECHNOLOGIES REPORTS ITS SECOND QUARTER RESULTS

Proceeds from $8 Million Financing Being Used to Expand Product Development Activity

San Diego, CA - August 16, 2004 - JMAR Technologies, Inc. (NASDAQ:
JMAR) reported a net loss for the quarter ended June 30, 2004 of $786,903, compared to a net loss for the quarter ended June 30, 2003 of $1,337,184. The net loss in the second quarter of 2004 includes development costs associated with the early-warning system to detect microorganisms in water supplies (BioSentry(TM)) of $213,520, income of $74,546 related to discontinued operations and an asset write-down of $49,576. The net loss in the same quarter last year includes a loss from discontinued operations of $686,830 and an asset write-down of $200,056.

Revenues for the three months ended June 30, 2004 declined 40% to $3,011,437 from revenues of $5,027,654 in the corresponding quarter of 2003. The decrease in revenues was primarily due to a reduction of $1,132,342 in revenues related to the Company's mask contract with Naval Air Warfare Center AD (NAVAIR Contract) due to delays in replacing IBM as the subcontractor on that contract and delays in the receipt of further funding under that contract. In addition, revenues were also impacted by a reduction of $573,618 related to the Company's contract with the Defense Advanced Research Projects Agency related to the Company's beta CPL(TM) source (DARPA Contract) due to lower contract funding, and reduced revenues of $232,676 on two contracts that are nearing completion.

The Company expects additional funding to be added to the NAVAIR and DARPA Contracts in 2004. However, the Company expects no further funding under the DARPA Contract after the receipt of this 2004 funding.

For the six months ended June 30, 2004, revenues declined 38% to $6,046,813 from revenues of $9,761,368 in the comparable period in 2003. The net loss for the first six months of 2004 was $1,741,578, compared to a net loss for the six months ended June 30, 2003 of $2,243,841. The net loss for the first six months of 2004 includes a non-cash interest charge of $390,203 related to the Company's line of credit, BioSentry(TM) development costs of $213,520, discontinued operations income of $12,449 and an asset write-down of $49,576. The net loss for the first six months of 2003 includes a loss from discontinued operations of $1,146,817, asset write-downs of $306,149 and non-cash interest charges related to the Company's line of credit of $65,857.

JMAR's total Research, Development and Engineering (RD&E) expenditures, including BioSentry costs, from both Customer and Company-funded programs represented 51% and 65% of revenues for the three months ended June 30, 2004 and 2003, respectively, and 48% and 59% of revenues for the first six months of those years.

Ronald A. Walrod, Chief Executive Officer said, "We greatly appreciate DARPA's sustained support for JMAR's CPL development program. This support has enabled JMAR to carry out the science, engineering, and characterization of a unique solid state laser based X-ray source for advanced lithography. DARPA's mission has been fulfilled and it is now up to JMAR to turn the results of this R&D into new products and growth for the company. Although the anticipated large demand for X-ray lithography for GaAs semiconductor fabrication has not yet materialized, our laser and X-ray technology fits several other market niches that offer great potential.

"Our Britelight(TM) laser, at the core of CPL technology, has been judged as a uniquely enabling product for several new applications such as MALDI and the conditioning of crystals used in ultra high power lasers. We are now working to follow up these successes with a stronger push toward commercialization.

"Our CPL X-ray generator provides the basis for compact, short-wavelength light sources for a number of bio-science and nanotechnology applications. For example, we are developing an innovative X-ray microscope for use by the bio-science and chemical industries. Earlier this month we presented our Compact X-ray Microscope concept at the Microscopy and Microanalysis 2004 conference in Savanna.

"Participation as a member of the Engineering Research Center for Extreme Ultraviolet (EUV) Science and Technology (EUV ERC) at Colorado State University in Fort Collins is accelerating JMAR's understanding of nanotechnology applications for its X-ray light source. Especially relevant is our ongoing development of a soft X-ray Nano Probe for characterization of nanostructures at a 20-nanometer spot size."

"Unrelated to JMAR's work for DARPA, we are preparing to enter the environmental and homeland security markets. The BioSentry(TM) sensor we are developing with the LXT Group for continuous monitoring of drinking water for microorganisms has successfully passed proof of concept testing. A technologically advanced U.S. water utility is working with us to plan for installation and testing of Beta units in early 2005. On the chemical side, we are currently testing the Alpha Model READ sensor. JMAR designed, manufactured, and integrated this highly sensitive chemical detection system for FemtoTrace and is looking forward to manufacturing a number of beta and initial production units in 2005."

JMAR's Chief Financial Officer, Dennis E. Valentine commented, "We will continue to experience flat or lower revenues for the remainder of 2004 and into 2005 until revenues from new product sales offsets the decline in our DARPA funding for CPL. We are putting the $8 million in financing raised earlier this year to productive use and expect that the product development of the X-ray Microscope and the X-ray Nano Probe instruments will result in increased revenues starting in 2006. In addition, we believe that the work we are performing with the LXT Group, for the laser-based early-warning system to detect microorganisms in water supplies, will start to increase the revenue base in the second half of 2005. The markets for these products are large and we expect them to be significant contributors to JMAR's revenues and earnings in the future."

Headquartered in San Diego, California, JMAR Technologies, Inc., develops, manufactures, and supports advanced laser, sensor, and custom systems for applications in the semiconductor, biotech, homeland security, nanotechnology and utility infrastructure markets. JMAR's operations include its high brightness lasers and laser-produced plasma technology at its Research Division in San Diego, California; its Systems Division in Burlington, Vermont, which serves as JMAR's product design and manufacturing arm, carrying out the engineering, production, and integration of JMAR's products; and its Microelectronics Division, based in Sacramento, California, where JMAR provides process integration and maintenance support for the U.S. Government's Defense Microelectronics Activity semiconductor fabrication facility.

This news release contains certain "forward-looking statements." Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including further delays in receipt of funding under government contracts, cancellation or reprogramming of funds under government contracts, delays in completion of the X-ray Microscope, X-ray Nano Probe and BioSentry(TM) prototypes and engineering challenges in transition to production units, the failure of the technology to perform as predicted, delays and unexpected increased costs associated with integrating acquired businesses and technologies, competition from alternative technologies, uncertainties as to the size of the market, cost and margins, failure to obtain market acceptance, the lack of availability of critical components, the degree of protection from future patents and the possibility of infringement of patents issued to others, and other unforeseen issues involved in the development or acquisition of new products or technologies and other risks detailed in the Company's 2003 Form 10-K filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.

                                 FINANCIAL DATA
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                   Three Months Ended June 30,    Six Months Ended June 30,
                                   ---------------------------   ---------------------------
                                       2004           2003           2004           2003
                                   ------------   ------------   ------------   ------------
Revenues                           $ 3,011,437    $ 5,027,654    $ 6,046,813    $ 9,761,368
Loss from Operations                  (768,006)      (567,520)    (1,282,424)      (932,655)
Loss from Continuing Operations       (861,449)      (650,354)    (1,754,027)    (1,097,024)
Gain (Loss) from Discontinued
 Operations                             74,546       (686,830)        12,449     (1,146,817)
Net Loss                              (786,903)    (1,337,184)    (1,741,578)    (2,243,841)
Deemed Preferred Stock Dividends      (535,098)      (224,030)    (1,704,381)      (229,453)
Loss Applicable to Common Stock     (1,322,001)    (1,561,214)    (3,445,959)    (2,473,294)
Loss per Share:
Continuing Operations (*)                (0.04)         (0.03)         (0.11)         (0.05)
Discontinued Operations                     --          (0.03)            --          (0.05)
Total                                    (0.04)         (0.06)         (0.11)         (0.10)


*Includes preferred stock dividends

                           SELECTED BALANCE SHEET DATA


                                                   June 30,          December 31,
                                                     2004                2003
                                                 -----------         ------------
                                                 (Unaudited)
Assets                                           $19,998,910         $13,493,183
Cash                                               8,737,301           4,171,179
Working Capital                                   12,076,239           2,427,166
Short-term Debt                                            -           2,340,431
Long-term Liabilities                                479,599             449,873
Redeemable Convertible Preferred Stock             8,178,812           2,217,150
Shareholders' Equity                               8,820,510           5,277,800



For further details please see the full text of JMAR's Form 10-Q for the three and six months ended June 30, 2004 available from JMAR or at www.sec.gov.